TEMPUR-PEDIC REPORTS SECOND QUARTER EARNINGS

– Reports EPS of $0.45
– Updates Financial Guidance for 2012

LEXINGTON, KY, July 24, 2012 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the second quarter ended June 30, 2012. The Company also updated financial guidance for 2012.

SECOND QUARTER FINANCIAL SUMMARY

●
Earnings per diluted share (EPS) were $0.45 in the second quarter of 2012 as compared to EPS of $0.76 per diluted share in the second quarter of 2011. The Company reported net income of $29.1 million for the second quarter of 2012 as compared to net income of $53.1 million in the second quarter of 2011.

●
Net sales decreased 4% to $329.5 million in the second quarter of 2012 from $342.2 million in the second quarter of 2011. On a constant currency basis, net sales decreased 1%. Net sales in the North American segment decreased 8% and international segment net sales increased 8%. On a constant currency basis, international segment net sales increased 17%.

●
Mattress sales decreased 4% globally. Mattress sales decreased 8% in the North American segment and increased 11% in the international segment. On a constant currency basis, international mattress sales increased 20%. Pillow sales decreased 2% globally. Pillow sales decreased 10% in North America and increased 5% internationally. On a constant currency basis, international pillow sales increased 12%.

●
Gross profit margin was 50.7% as compared to 52.9% in the second quarter of 2011. The gross profit margin decreased primarily as a result of increased promotions and discounts, deleverage and product mix, offset partially by geographic mix.

●	Operating profit margin was 14.4% as compared to 24.2% in the second quarter of 2011 reflecting deleverage throughout the income statement.

●	The Company generated $42.0 million of operating cash flow as compared to $48.2 million in the second quarter of 2011.

●
During the second quarter of 2012, the Company purchased 4.9 million shares of its common stock for a total cost of $138 million. As of June 30, 2012, the Company had $100 million available under its existing share repurchase authorization.

Chief Executive Officer Mark Sarvary commented, "As we stated on June 6, 2012, changes in the competitive environment in North America during the second quarter had an adverse impact on our performance. We are taking actions across our operations to realign our expense structure appropriately. At the same time we are focused on a series of new initiatives designed to strengthen our competitive position. At next week’s industry tradeshow in Las Vegas we will unveil several of these new initiatives to our customers. We are very confident in our Company’s growth potential and our strong brand, and as a result remain committed to our long-term strategic plan."

Financial Guidance
On June 6, 2012, the Company revised its full year 2012 guidance. Today, the Company maintained its outlook for full year 2012 net sales to be approximately $1.43 billion. In addition, the Company updated its full year 2012 earnings guidance and currently expects diluted earnings per share to be approximately $2.80, principally reflecting a lower weighted average shares outstanding for 2012. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control. The Company noted its EPS guidance does not assume any benefit from a potential further reduction in shares outstanding related to its share repurchase program.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, July 24, 2012 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements," within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning our plans; objectives; goals; strategies; future events; future revenues or performance; the impact of the macroeconomic environment in both the U.S. and internationally on sales and our business segments; strategic long-term investments; changes in capital expenditures; the impact of consumer confidence; litigation and similar issues; pending tax assessments; financial flexibility; the impact of initiatives to respond to increased levels of competition in our industry; the impact of initiatives to accelerate growth, expand market share and attract sales from the standard mattress market; efforts to expand business within established accounts, improve account productivity, reduce costs and operating expenses and improve manufacturing productivity;  initiatives to improve gross margin; the vertical integration of our business; the development, rollout and market acceptance of new products; our ability to further invest in the business and in brand awareness; our ability to meet financial obligations and continue to comply with the terms of our Senior Credit Facility, including its financial ratio covenants; effects of changes in foreign exchange rates on our reported earnings; our expected sources of cash flow; our ability to effectively manage cash; our ability to align costs with sales expectations; plan to introduce new initiatives and plans and expectations for net sales and earnings per share for the full year 2012; and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Important factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur-Pedic International
800-805-3635
investor.relations@tempurpedic.com

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per common share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Chg %	2012	2011	Chg %
Net sales	$329,461	$342,212	-3.7%	$713,854	$668,050	6.9%
Cost of sales	162,578	161,194		340,985	316,722
Gross profit	166,883	181,018	-7.8%	372,869	351,328	6.1%
Selling and marketing expenses	83,672	67,980		166,971	132,350
General, administrative and other expenses	35,662	30,208		72,284	60,868
Operating income	47,549	82,830	-42.6%	133,614	158,110	-15.5%

Other expense, net:
Interest expense, net	(4,167)	(2,646)		(8,233)	(5,185)
Other income (expense), net	486	(118)		45	(721)
Total other expense	(3,681)	(2,764)		(8,188)	(5,906)

Income before income taxes	43,868	80,066	-45.2%	125,426	152,204	-17.6%
Income tax provision	14,745	26,982		40,085	50,860
Net income	$29,123	$53,084		$85,341	$101,344

Earnings per common share:
Basic	$0.46	$0.78		$1.35	$1.48
Diluted	$0.45	$0.76		$1.31	$1.44
Weighted average common shares outstanding:
Basic	62,851	67,959		63,366	68,257
Diluted	64,337	70,018		65,019	70,469

 TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$134,198	$111,367
Accounts receivable, net	131,192	142,412
Inventories	106,056	91,212
Prepaid expenses and other current assets	24,148	20,088
Deferred income taxes	17,161	14,391
Total Current Assets	412,755	379,470
Property, plant and equipment, net	166,310	160,502
Goodwill	213,150	213,273
Other intangible assets, net	64,959	66,491
Other non-current assets	8,366	8,904
Total Assets	$865,540	$828,640

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Accounts payable	$69,179	$69,936
Accrued expenses and other current liabilities	76,009	76,636
Income taxes payable	8,632	20,506
Total Current Liabilities	153,820	167,078
Long-term debt	681,500	585,000
Deferred income taxes	19,568	24,227
Other non-current liabilities	22,792	21,544
Total Liabilities	877,680	797,849
Total Stockholders’ (Deficit) Equity	(12,140)	30,791
Total Liabilities and Stockholders’ (Deficit) Equity	$865,540	$828,640

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$85,341	$101,344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,648	16,590
Amortization of stock-based compensation	7,410	7,719
Amortization of deferred financing costs	700	346
Bad debt expense	1,260	1,137
Deferred income taxes	(7,150)	(1,133)
Foreign currency adjustments and other	779	826
Changes in operating assets and liabilities	(19,447)	(22,879)
Net cash provided by operating activities	86,541	103,950

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(20,664)	(12,098)
Other	(1,669)	(1,970)
Net cash used by investing activities	(22,333)	(14,068)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	245,500	572,500
Repayments of long-term revolving credit facility	(149,000)	(504,500)
Payments of deferred finance costs	—	(6,109)
Proceeds from issuance of common stock	10,077	22,386
Excess tax benefit from stock-based compensation	9,678	14,133
Treasury shares repurchased	(152,565)	(160,010)
Other	(2,321)	—
Net cash used by financing activities	(38,631)	(61,600)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,746)	4,834
Increase in cash and cash equivalents	22,831	33,116
CASH AND CASH EQUIVALENTS, beginning of period	111,367	53,623
CASH AND CASH EQUIVALENTS, end of period	$134,198	$86,739

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment:

(In thousands)	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2012	2011	2012	2011	2012	2011
Retail	$288,061	$299,024	$205,901	$227,186	$82,160	$71,838
Direct	25,439	22,884	17,733	17,296	7,706	5,588
Healthcare	7,379	8,000	2,979	2,630	4,400	5,370
Third Party	8,582	12,304	—	—	8,582	12,304
	$329,461	$342,212	$226,613	$247,112	$102,848	$95,100

Summary of Product Sales

The following table highlights net sales information, by product and by segment:

(In thousands)	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2012	2011	2012	2011	2012	2011
Mattresses	$224,297	$232,618	$160,810	$175,270	$63,487	$57,348
Pillows	34,103	34,886	15,067	16,731	19,036	18,155
Other	71,061	74,708	50,736	55,111	20,325	19,597
	$329,461	$342,212	$226,613	$247,112	$102,848	$95,100

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of EBITDA to Net Income and Total debt to Funded debt
Non-GAAP Measures
(In thousands)

The Company provides information regarding Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) and Funded debt which are not recognized terms under U.S. GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to Net income as a measure of operating performance or Total debt. A reconciliation of EBITDA to the Company’s Net income and a reconciliation of Total debt to Funded debt are provided below. Management believes that the use of EBITDA and Funded debt provides investors with useful information with respect to the terms of the Company’s credit facility.

Reconciliation of Net income to EBITDA

The following table sets forth the reconciliation of the Company’s reported Net income to the calculation of EBITDA for each of the three months ended September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, as well as the twelve months ended June 30, 2012:

	Three Months Ended				Twelve Months Ended
	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	June 30, 2012
GAAP Net income	$61,949	$56,315	$56,218	$29,123	$203,605
Plus:
Interest expense	3,265	3,498	4,066	4,167	14,996
Income taxes	31,164	26,759	25,340	14,745	98,008
Depreciation & Amortization	12,166	14,513	13,052	12,006	51,737
EBITDA	$108,544	$101,085	$98,676	$60,041	$368,346

Reconciliation of Total debt to Funded debt

The following table sets forth the reconciliation of the Company’s reported Total debt to the calculation of Funded debt as of June 30, 2012:

As of
June 30, 2012
GAAP basis Total debt	$681,500
Plus:
Letters of credit outstanding	1,025
Funded debt	$682,525

Calculation of Funded debt to EBITDA

As of
June 30, 2012
Funded debt	$682,525
EBITDA	368,346
1.85 times